Exhibit 99.1

Consolidated Balance Sheet of

Quicksilver Gas Services GP LLC

As of December 31, 2008

DEFINITIONS

As used in this report, unless the context otherwise requires:

 “Btu” means British Thermal units, a measure of heating value
“EBITDA” means earnings before interest, taxes, depreciation and accretion
“LIBOR” means London Interbank Offered Rate
 “MMBtu” means million Btu
 “Mcf” means thousand cubic feet
 “NGL” or “NGLs” means natural gas liquids

COMMONLY USED TERMS

Other commonly used terms and abbreviations include:

“AICPA” means the American Institute of Certified Public Accountants
 “FASB” means the Financial Accounting Standards Board, which promulgates accounting standards
“GAAP” means Generally Accepted Accounting Principles in the United States
“Gas Gathering and Processing Agreement” means the Sixth Amended and Restated Gas Gathering and Processing Agreement, dated September 1, 2008, among Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P.
“General Partner” means Quicksilver Gas Services GP LLC, a Delaware limited liability company, which is owned by Quicksilver
“IPO” means our initial public offering completed on August 10, 2007
“KGS Predecessor” means prior to the IPO, collectively Cowtown Pipeline L.P., Cowtown Pipeline Partners L.P., Cowtown Gas Processing L.P. and Cowtown Gas Processing Partners L.P.
 “Lake Arlington Gas Gathering Agreement” means the Amended and Restated Gas Gathering Agreement, dated September 1, 2008, among Quicksilver Resources Inc. and Cowtown Pipeline L.P. and subsequently assigned to Cowtown Pipeline Partners L.P.
“Omnibus Agreement” means the Omnibus Agreement, dated August 10, 2007, among Quicksilver Gas Services LP, Quicksilver Gas Services GP LLC and Quicksilver Resources Inc., as amended
 “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Quicksilver Gas Services LP, dated February 19, 2008
“Quicksilver” means Quicksilver Resources Inc. and its subsidiaries
“Quicksilver Counties” means Hood, Somervell, Johnson, Tarrant, Hill, Parker, Bosque and Erath Counties in Texas
“SEC” means the United States Securities and Exchange Commission
“SFAS” or “Statement” means Statement of Financial Accounting Standards issued by the FASB

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
Quicksilver Gas Services GP LLC
Fort Worth, Texas

We have audited the accompanying consolidated balance sheet of Quicksilver Gas Services GP LLC and subsidiaries (the “Company”) as of December 31, 2008.  This financial statement is the responsibility of the Company's management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Quicksilver Gas Services GP LLC and subsidiaries as of December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated balance sheet has been prepared from the separate records maintained by Quicksilver Resources Inc. and may not necessarily be indicative of the conditions that would have existed if the Company had been operated as an unaffiliated entity.  Portions of certain expenses represent allocations made from, and are applicable to, Quicksilver Resources Inc. as a whole.

As discussed in Note 2 to the consolidated balance sheet, the accompanying consolidated balance sheet has been adjusted for the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment to ARB 51 (“SFAS 160”), which was adopted by the Company on January 1, 2009.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
September 1, 2009

QUICKSILVER GAS SERVICES GP LLC
CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008
(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$304
Accounts receivable	2,082
Prepaid expenses and other current assets	594
Total current assets	2,980

Property, plant and equipment, net	488,120

Other assets	1,916
$493,016

LIABILITIES AND EQUITY
Current liabilities
Current maturities of debt	$1,375
Accounts payable to Quicksilver	10,502
Accrued additions to property, plant and equipment	17,433
Accounts payable and other	1,930
Total current liabilities	31,240

Long-term debt	174,900
Note payable to Quicksilver	52,271
Repurchase obligations to Quicksilver	123,298
Asset retirement obligations	5,234
Deferred income tax liability	369
Commitments and contingent liabilities

Net member's equity	2,008
Noncontrolling interests	103,696
Total equity	105,704
$493,016

See Notes to Consolidated Balance Sheet.

QUICKSILVER GAS SERVICES GP LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization — Quicksilver Gas Services GP LLC (“QGSGP” or the “General Partner”) is a Delaware limited liability company formed in January 2007 to become the general partner of Quicksilver Gas Services LP (“KGS” or the “Partnership”). The business purpose of QGSGP is to manage the affairs and operations of KGS.  KGS is a publicly traded master limited partnership, the registered common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “KGS.”  QGSGP owns a 1.9% general partner interest in KGS, which conducts substantially all of its business.  QGSGP has no independent operations and no material assets outside those of KGS.  QGSGP is a wholly-owned subsidiary of Quicksilver.

Unless the context requires otherwise, references to “QGSGP,” “KGS,” “we,” “us,” “our” or “the Company” are intended to mean and include the business and operations of QGSGP, as well as its consolidated subsidiaries, which include KGS and its consolidated subsidiaries.

Neither KGS nor the General Partner has any employees. Employees of Quicksilver have been seconded to QGSGP pursuant to a services and secondment agreement. The seconded employees, including field operations personnel, general and administrative personnel and a vice president, operate or directly support KGS’ gathering and processing assets.

Description of Business — KGS is engaged in gathering and processing natural gas and NGLs, produced from the Barnett Shale formation in the Fort Worth Basin located in North Texas. KGS provides services under contracts, whereby it receives fees for performing the gathering and processing services. KGS does not take title to the natural gas or associated NGLs that it gathers and processes and therefore avoids direct commodity price exposure.

KGS’ assets include:

•	The Cowtown System, which includes:

-
the Cowtown Pipeline, which consists of a pipeline gathering system and gas compression facilities in the southern portion of the Fort Worth Basin and gathers natural gas produced by KGS’ customers and delivers it for processing;

-
the Cowtown Plant, in Hood County, Texas, which consists of two natural gas processing units that extract NGLs from the natural gas stream and deliver customers’ residue gas to unaffiliated pipelines for transport and sale downstream; and

-
the Corvette Plant in Hood County, Texas, which was placed in service during the first quarter 2009, and consists of a natural gas processing unit that extracts NGLs from the natural gas stream and delivers KGS customers’ residue gas to unaffiliated pipelines for transport and sale downstream.

•
The Lake Arlington Dry System, located in Tarrant County, Texas, which consists of a gathering system and a gas compression facility, which KGS purchased from Quicksilver in the fourth quarter of 2008. This system is connected to affiliated pipelines for transport and sale downstream.

As more fully described in Note 2, KGS’ financial statements also include the operations of a gathering system in Hill County, Texas (“Hill County Dry System”) that gathers production from the Fort Worth Basin and delivers it to unaffiliated pipelines for transport and sale downstream.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying balance sheet and related notes present the financial position of KGS’ natural gas gathering and processing assets on an accrual basis.  QGSGP presents the limited partnership interest of KGS on a consolidated basis as the General Partner is deemed to have control over substantially all of KGS’ business decisions.

Use of Estimates — The preparation of the financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Estimates and judgments are based on information available at the time such estimates and judgments are made. Although management believes the estimates are appropriate, actual results can differ from those estimates.

Cash and Cash Equivalents — KGS considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents.

Accounts receivable — Accounts receivable are due from Quicksilver and other independent natural gas producers.  Revenues settled with Quicksilver, net of expenses paid by Quicksilver on behalf of KGS, are reflected as a receivable from or a payable to Quicksilver on the consolidated balance sheets.  Each customer of KGS is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. Although KGS does not require collateral, appropriate credit ratings are required. Receivables are generally due within 60 days. At December 31, 2008, KGS recorded no allowance for uncollectible accounts receivable. During 2008, KGS experienced no non-payment for its services.

Property, Plant and Equipment — Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

The cost of maintenance and ordinary repairs are expensed when incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use.

Asset Retirement Obligations — KGS records the discounted fair value of the liability for asset retirement obligations in the period in which it is legally or contractually incurred. Upon initial recognition of the asset retirement liability, an asset retirement cost is capitalized by increasing the carrying amount of the long-lived asset by the same amount as the liability. In periods subsequent to the initial measurement, the asset retirement cost is allocated to expense using a straight line method over the asset’s useful life. Changes in the liability for the asset retirement obligation are recognized for (a) the passage of time and (b) revisions to either the timing or the amount of the estimated cash flows.

Repurchase Obligations to Quicksilver — On June 5, 2007, KGS Predecessor sold several pipeline and gathering assets to Quicksilver. These assets consist of:

•	a portion of the gathering lines in the Cowtown Pipeline;

•	the Lake Arlington Dry System; and

•	the Hill County Dry System.

At June 5, 2007, the assets were either constructed and in service or partially constructed. The selling price for these assets was approximately $29.5 million, which represented KGS Predecessor’s historical cost. KGS Predecessor collected the $29.5 million on August 9, 2007. All assets conveyed are or were subject to repurchase by KGS from Quicksilver as follows:

Cowtown Pipeline repurchase — KGS has the option to purchase portions of the Cowtown Pipeline from Quicksilver, including assets sold to Quicksilver on June 5, 2007 and subsequent additions to the system, at their original cost in or before 2011 based upon the expected timing of their commerciality.

Lake Arlington Dry System repurchase — KGS was obligated to purchase the Lake Arlington Dry System from Quicksilver at its fair market value within two years after it was completed and commercial service commenced. During the fourth quarter 2008, KGS completed the acquisition of the Lake Arlington Dry System from Quicksilver for approximately $42 million. The purchase was financed through the use of the credit agreement and resulted in a reduction to the repurchase obligation. In conjunction with the purchase of the Lake Arlington Dry System, Quicksilver assigned its gas gathering agreement to KGS. Under the terms of that agreement, Quicksilver agreed to allow KGS to gather all of the natural gas produced by wells that it operated and from future wells operated by it within the Lake Arlington area through August 2017. Quicksilver’s fee of $0.62 per Mcf gathered by KGS in the Lake Arlington Dry System is subject to annual inflationary escalation.

Hill County Dry System repurchase — KGS is obligated to purchase the Hill County Dry System from Quicksilver at its fair market value in or before 2011 based upon the system’s expected timing of commerciality.

The following table summarizes the assets subject to repurchase rights and obligations (in millions):

	June 5, 2007 Sales Price	Estimate of Construction Costs as of December 31, 2008 (1)		Construction Costs Recognized through December 31, 2008	Repurchase obligation at December 31, 2008	KGS Repurchase
Cowtown Pipeline	$22.9	$62.6		$67.0	$67.0	Optional at Cost
Lake Arlington Dry System	3.6	—	(2)	42.1	$—	Repurchased at FV in 2008
Hill County Dry System	3.0	78.0		56.3	$56.3	Obligatory at FV
	$29.5	$140.6		$165.4	$123.3

(1)	Estimates may change based on changes in producers’ drilling progress, material and labor costs, easement costs and other factors

(2)	Excludes any estimated costs after completion of purchase

The assets’ conveyance was not treated as a sale for accounting purposes because KGS operates them and intended to purchase them. Accordingly, the original cost and subsequently incurred costs are recognized in both KGS’ property, plant and equipment and its repurchase obligations to Quicksilver. Similarly, KGS’ results of operations include the revenues and expenses for these operations. For 2008, KGS recognized $6.0 million of interest expense associated with the repurchase obligations to Quicksilver based on a weighted-average interest rate of 5.2%.

In August 2009, KGS’ board of directors decided that it would not purchase certain Cowtown Pipeline Assets with an original cost of approximately $57 million.  The decision to decline the purchase of these assets will be recognized in 2009 as a reduction to the repurchase obligation.

Impairment of Long-Lived Assets — KGS reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for the asset to its estimated fair value if such carrying amount exceeds the fair value.  Because of the impairment charge recognized by Quicksilver on its oil and gas reserves as of December 31, 2008, KGS performed an analysis of its estimated future cash flows and determined that there was no impairment on its long-lived assets.

Other Assets — Other assets as of December 31, 2008 consist of costs associated with debt issuance and pipeline license agreements net of amortization.  Debt issuance costs are amortized over the term of the associated debt. Pipeline license agreements provide KGS the right to construct, operate and maintain certain pipelines with local municipalities. The pipeline license agreements are amortized over the term of the agreement.

Environmental Liabilities — Liabilities for environmental loss contingencies, including environmental remediation costs, are charged to expense when it is probable that a liability has been incurred and the amount of the assessment or remediation can be reasonably estimated.

Income Taxes — KGS is subject to a margin tax that requires tax payments at a maximum effective rate of 0.7% of the gross revenue apportioned to Texas. The margin tax qualifies as an income tax under GAAP, which requires KGS to recognize currently the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis. Under the margin tax, taxable entities that are part of an affiliated group engaged in a unitary business must file a combined group report. As a result, KGS is included in a combined group report with Quicksilver and is allocated its proportionate share of the tax liability.

Segment Information — KGS operates solely in the midstream segment in Texas where it provides natural gas gathering, transportation and processing services.

Fair Value of Financial Instruments — The fair value of accounts receivable, accounts payable, long-term debt, the note payable to Quicksilver and repurchase obligations to Quicksilver approximate their carrying amounts.

Equity Based Compensation — At time of issuance of phantom units, the Board of Directors of KGS determines whether they will be settled in cash or settled in KGS units. For awards payable in cash, KGS amortizes the expense associated with the award over the vesting period. The liability for fair value is reassessed at every balance sheet date, such that the vested portion of the liability is adjusted to reflect revised fair value through compensation expense. Phantom unit awards payable in units are valued at the closing market price of KGS common units on the date of grant. The unearned compensation is amortized to compensation expense over the vesting period of the phantom unit award.

Recently Issued Accounting Standards

•	Pronouncements Implemented

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurements. No new requirements are included in SFAS No. 157, but application of the Statement has changed current practice. KGS adopted SFAS No. 157 on January 1, 2008 with no impact.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that were not previously required to be measured at fair value. While SFAS No. 159 became effective on January 1, 2008, KGS did not elect the fair value measurement option for any of its financial assets or liabilities.

On April 30, 2007, the FASB issued FASB Staff Position No. 39-1, Amendment of FASB Interpretation No. 39. The FSP amends paragraph 3 of FIN No. 39 to replace the terms “conditional contracts” and “exchange contracts” with the term “derivative instruments” as defined in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. It also amends paragraph 10 of Interpretation 39 to permit a reporting entity to offset fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset in accordance with that paragraph. KGS adopted FSP No. 39-1 on January 1, 2008 without any impact.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP in the United States. This Statement is generally viewed as a necessary step in the ultimate convergence of global accounting rules. This Statement became effective on November 15, 2008 and was adopted by KGS with no significant impact on our financial statements or related disclosures.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 was issued in December 2007. The Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as “minority interest”) and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a component of its equity. The Statement also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both Quicksilver and noncontrolling interest.  Additionally, SFAS No. 160 establishes a single method for accounting for changes in Quicksilver’s ownership interest in a subsidiary that do not result in deconsolidation. We retrospectively adopted the Statement on January 1, 2009, which resulted in the reclassification of the minority interest liability of $103.7 million to equity.

•	Pronouncements Not Yet Implemented

SFAS No. 141(R) (revised 2007), Business Combinations, was issued in December 2007. SFAS No. 141(R) replaces SFAS No. 141, Business Combinations, while retaining its fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination.  SFAS No. 141(R) defines the acquirer as the entity that obtains control in the business combination and it establishes the criteria to determine the acquisition date.  The Statement also requires an acquirer to recognize the assets acquired and liabilities assumed measured at their fair values as of the acquisition date. In addition, acquisition costs are required to be recognized as period expenses as incurred.  The Statement will apply to any acquisition completed by KGS after January 1, 2009, but otherwise had no effect on our financial statements upon adoption.

The FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, in March 2008. Under SFAS No. 161, companies are required to disclose the fair value of all derivative and hedging instruments and their gains or losses in tabular format and information about credit risk-related features in derivative agreements, counterparty credit risk, and its strategies and objectives for using derivative instruments. KGS adopted SFAS No. 161 with prospective application on January 1, 2009 with no impact.

Effective January 1, 2009, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 07-4, Application of the Two — Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships (“EITF 07-4”). EITF 07-4 addresses how master limited partnerships should calculate earnings per unit using the two-class method in SFAS No. 128, “Earnings per Share” and how earnings of a master limited partnership should be allocated among its general partner, limited partners and other participating securities.  The adoption of EITF 07-4 did not have a significant impact to 2009 or prior allocation of earnings, presentation, or disclosures.

In May 2008, the FASB issued Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which indicates that issuers of convertible debt instruments generally should separately account for the liability component at its fair value and may result in amounts previously reported as debt being reclassified to equity.  Furthermore, interest expense in periods subsequent to issuance may increase if the amount of reported debt changes.  We adopted FSP APB 14-1 on January 1, 2009 with no impact to 2009 or previously reported results.

The FASB issued SFAS No. 165, Subsequent Events, (“SFAS No. 165”) in May 2009 and the Statement will be adopted for the quarter ended June 30, 2009. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued by public entities. It mirrors the existing guidance for subsequent events that was established by the AICPA.

The FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 168”) in July 2009. The codification provides a single source of authoritative GAAP in the United States, except for accounting rules promulgated by the SEC. It retains existing GAAP and will have no effect on our financial statements upon adoption, which will occur on September 30, 2009.

3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

	Depreciable Life	December 31, 2008
Gathering and transportation systems	20 years	$179,594
Processing plants	20-25 years	157,353
Construction in progress — plant		106,563
Construction in progress — pipeline		27,994
Rights-of-way and easements	20 years	39,473
Land		1,239
Buildings and other	20-40 years	1,836
		514,052
Accumulated Depreciation		(25,932)
Net property, plant and equipment		$488,120

Construction in progress – plant reflects the construction of the Corvette Plant, a processing plant and compression facility attached to the Cowtown Pipeline, which was placed in service during the first quarter of 2009.

4. ACCOUNTS PAYABLE AND OTHER

Accounts payable and other consisted of the following at December 31, 2008 (in thousands):

Accrued operating expenses	$957
Equity compensation payable	116
Interest payable	734
Other	123
$1,930

5. LONG-TERM DEBT

The following table summarizes our long-term debt payments due by period:

	Payments Due by Period
Long-Term Debt	Total	2009	2010-2012	2013-2014	Thereafter
	(in millions)
Credit Agreement	$174.9	$—	$174.9	$—	$—
Subordinated Note to Quicksilver	53.6	1.4	3.3	48.9	—
Total long-term debt	$228.5	$1.4	$178.2	$48.9	$—

Credit Agreement — On August 10, 2007, KGS entered into a five-year $150 million senior secured revolving credit facility (“Credit Agreement”). The Credit Agreement featured an accordion option that with lenders approval increases the facility up to $250 million. On October 10, 2008, the lenders approved an increase of the facility to $235 million. Also, the revised Credit Agreement permits the future expansion of the facility to $350 million, with lender approval.  The facility, which matures August 10, 2012, can be extended up to two additional years with lender consent.

The Credit Agreement provides for revolving credit loans, swingline loans and letters of credit. Borrowings under the facility are guaranteed by KGS’ subsidiaries and are secured by substantially all of the assets of KGS and its subsidiaries.  KGS has both LIBOR and U.S. prime rate options for revolving loans and a specified rate for swingline loans.

The Credit Agreement contains certain covenants which can limit KGS’ borrowing capacity. All of the covenants exclude the subordinated note payable to Quicksilver and KGS’ obligations to Quicksilver and related non-cash interest.  These financial covenants are summarized below:

Quarters Ended	Maximum Debt to EBITDA	Minimum EBITDA to Interest
December 31, 2008 and thereafter	4.50 to 1	2.50 to 1

At December 31, 2008, the lenders’ commitments under our credit agreement were $235 million and may be further increased to as much as $350 million.  Based on our results through December 31, 2008, our total borrowing capacity is $235 million and our borrowings were $174.9 million, and the weighted average interest rate was 2.9%. The Credit Agreement contains restrictive covenants that prohibit the declaration or payment of distributions by KGS if a default then exists or would result therefrom, and otherwise limits the amount of distributions that KGS can make. In the event of default, the Credit Agreement allows for the acceleration of the loans, the termination of the credit agreement and foreclosure on collateral.

Subordinated Note — On August 10, 2007, KGS executed a subordinated promissory note (the “Subordinated Note”) payable to Quicksilver in the principal amount of $50.0 million.

The Subordinated Note accrues interest based upon the rate applicable to borrowings under the Credit Agreement plus 1%, which is fixed at the time of borrowing.  The interest rate at December 31, 2008 was 4.485%. Accrued and unpaid interest is payable quarterly on the last business day of each calendar quarter, beginning on March 31, 2008, and on the Subordinated Note’s maturity date described below. Quarterly interest may be paid in cash or by adding it to the outstanding principal balance of the Subordinated Note.  Subject to certain restrictions, quarterly installments of $275,000 are payable on the last business day of each calendar quarter. The final payment is due on February 10, 2013. However, if the maturity date of the Credit Agreement is extended, the maturity date of the Subordinated Note will also be automatically extended to the date that is six months after the revised Credit Agreement maturity date. Amounts payable under the Subordinated Note may at all times, at Quicksilver’s election, be paid, in whole or in part, using KGS units.  The Subordinated Note contains events of default that permit, among other things, the acceleration of the debt (unless otherwise prohibited pursuant to the subordination provisions described below).  Such events of default include, but are not limited to, payment defaults under the Subordinated Note, the breach of certain covenants after applicable grace periods and the occurrence of an event of default under the Credit Agreement.

Amounts due under the Subordinated Note are subordinated in right of payment to all of our obligations under the Credit Agreement.  KGS is precluded from making any payments under the Subordinated Note if any of the following events exist or would result as of the date of the proposed Subordinated Note payment:

•	an event of default under the revolving credit agreement;
•	the existence of a pending judicial proceeding with respect to any event of default under the revolving credit agreement; or
•
our ratio of total indebtedness (which includes the $50.0 million Subordinated Note) to EBITDA as of the end of the fiscal quarter immediately preceding the date of such payment was equal to or greater than 3.5 or would be greater than 3.5 after consideration of such payment.

Through December 31, 2008, we have made all scheduled quarterly interest payments at the end of each quarter by adding them to the principal of the Subordinated Note in accordance with its terms. Accordingly, interest expense of $2.8 million recognized during 2008 was added to the Subordinated Note. In 2008, we made three quarterly principal payments of the Subordinated Note for a total of $0.8 million. The fourth quarter principal payment was prevented by the indebtedness limitation on EBITDA described above.

6. ASSET RETIREMENT OBLIGATIONS

The following table provides a reconciliation of the changes in the asset retirement obligation (in thousands):

December 31, 2008
Beginning asset retirement obligations	$2,793
Additional liability incurred	2,257
Accretion expense	184
Ending asset retirement obligations	$5,234

As of December 31, 2008, no assets are legally restricted for use in settling asset retirement obligations.  The increase in additional liability incurred was the result of gathering and compression facility assets being placed into operation during the year.

7. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation — In February 2009, McGuffy Energy Services, L.P. (“McGuffy”) filed a lawsuit against us and subsequently added Quicksilver as a party. McGuffy alleges, among other things, claims for breach of contract, fraud and negligent misrepresentation arising from a written agreement by which McGuffy was retained to provide certain engineering and construction services for KGS’ Corvette Plant. McGuffy further seeks to foreclose on a $3.2 million lien that it filed on the Corvette Plant. KGS disputes the amounts claimed by McGuffy and asserts a number of defenses to McGuffy’s claims, including that payments to McGuffy must be withheld as demanded by McGuffy’s unpaid subcontractors. In March 2009, we filed a lawsuit against McGuffy seeking damages and declaratory relief for the disputes between KGS and McGuffy. The McGuffy subcontractors that made demands on KGS were also named as parties. Several of the subcontractor defendants have filed counterclaims against us seeking to foreclose on their purported liens. As of December 31, 2008 and prior to the lawsuit filed by McGuffy, KGS had recognized $2.0 million as part of the Corvette Plant construction costs related to services provided by McGuffy. In July and August 2009, KGS entered into settlement agreements with McGuffy and its subcontractors.  KGS recognized $3.2 million in settlement of all claims related to the construction of the Corvette Plant.

Casualties or Other Risks — Quicksilver maintains coverage in various insurance programs on KGS’ behalf, which provides it with property damage, business interruption and other coverage’s which are customary for the nature and scope of its operations.

Management of the General Partner believes that Quicksilver has adequate insurance coverage, although insurance will not cover every type of loss that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies have increased substantially and, in some instances, certain insurance may become unavailable, or available for only reduced amounts of coverage. As a result, Quicksilver may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. KGS maintains its own directors and officers insurance policy separate from the policy maintained by Quicksilver.

If KGS were to incur a significant loss for which it was not fully insured, the loss could have a material impact on its consolidated financial condition and results of operations. In addition, the proceeds of any available insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts the revenues generated by KGS, or which causes KGS to make significant expenditures not covered by insurance, could reduce its ability to meet its financial obligations.

Regulatory Compliance — In the ordinary course of business, KGS is subject to various laws and regulations. In the opinion of QGSGP management, compliance with current laws and regulations will not have a material adverse effect on KGS’ financial condition or results of operations.

Environmental Compliance — The operation of KGS’ pipelines, plants and other facilities is subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. As an owner or operator of these facilities, KGS must comply with laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating KGS’ facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures. At December 31, 2008, KGS had no liabilities recorded for environmental matters.

Commitments — KGS has entered into agreements with third parties providing for natural gas compression equipment and the construction of the Corvette plant, which was placed in service during the first quarter of 2009.

The following table summarizes KGS’ contractual obligations:

	Payments Due by Period
Contractual Obligations	Total	2009	2010-2012	2013-2014	Thereafter
	(in millions)
Construction commitments	$13.8	$13.8	$—	$—	$—
Total contractual obligations	$13.8	$13.8	$—	$—	$—

8. INCOME TAXES

No provision for federal income taxes related to KGS’ results of operations is included in the consolidated financial statements as such income is taxable directly to the partners holding interests in KGS.

Temporary differences relating to KGS’ assets and liabilities will affect the Texas margin tax and a deferred tax liability has been recorded in the amount of $0.4 million as of December 31, 2008. KGS derives all of its revenue from operations in Texas.

During the third quarter of 2008, KGS paid $0.3 million related to its 2007 liability for Texas margin tax. Quicksilver does not expect to owe consolidated Texas margin tax for 2008 and, accordingly, KGS does not expect to make a cash payment for its 2008 liability for Texas margin tax, based upon Texas filing rules. All effects of the 2008 Texas margin tax calculation are captured in deferred income taxes.

9. EQUITY PLAN

Awards of phantom units have been granted under KGS’ 2007 Equity Plan, which permits the issuance of up to 750,000 units. The following table summarizes information regarding the phantom unit activity:

	Payable in cash		Payable in units
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Unvested phantom units — January 1, 2008	84,961	$21.36	9,833	$21.36
Vested	(28,247)	21.43	(6,089)	21.36
Issued	6,605	24.12	137,148	25.25
Cancelled	(3,000)	21.36	(974)	25.25
Unvested phantom units — December 31, 2008	60,319	$21.63	139,918	$25.15

At January 1, 2008, KGS had total unvested compensation cost of $1.9 million related to unvested phantom units. KGS recognized compensation expense of approximately $1.4 million during 2008, including $0.4 million for remeasuring the vested portion of awards to be settled in cash to their revised fair value. Grants of phantom units during the year ended December 31, 2008 had an estimated grant date fair value of $3.6 million. KGS has unearned compensation expense of $2.3 million at December 31, 2008 that will be recognized in expense over the next 1.9 years. Phantom units that vested during the year ended December 31, 2008 had a fair value of $0.7 million on their vesting date.

On January 2, 2009, in accordance with its annual compensation changes, KGS granted a total of 405,428 phantom units to the independent directors and executive officers of QGSGP and employees seconded to KGS. Each phantom unit will settle in KGS units and had a grant date fair value of $10.06, which will be recognized over the vesting period of three years.

10. TRANSACTIONS WITH RELATED PARTIES

Upon completion of, or in connection with, the IPO, KGS entered into a number of agreements with related parties. A description of those agreements follows:

Omnibus Agreement — On August 10, 2007, KGS entered into an omnibus agreement (the “Omnibus Agreement”) with QGSGP and Quicksilver, which addresses, among other matters:

•	restrictions on Quicksilver’s ability to engage in midstream business activities in Quicksilver Counties;

•	Quicksilver’s construction of the Lake Arlington Dry System and the Hill County Dry System and KGS’ obligations to purchase those assets from Quicksilver at their fair market value;

•	KGS’ obligation to reimburse Quicksilver for all general and administrative expenses incurred by Quicksilver on behalf of KGS;

•	KGS’ obligation to reimburse Quicksilver for all insurance coverage expenses it incurs or payments it makes with respect to KGS’ assets; and

•	Quicksilver’s obligation to indemnify KGS for certain liabilities and KGS’ obligation to indemnify Quicksilver for certain liabilities.

Secondment Agreement — On August 10, 2007, Quicksilver and QGSGP entered into a services and secondment agreement (the “Secondment Agreement”) pursuant to which specified employees of Quicksilver have been seconded to QGSGP to provide operating, routine maintenance and other services with respect to the assets owned or operated by KGS. Under the Secondment Agreement, QGSGP reimburses Quicksilver for the services provided by the seconded employees. The initial term of the Secondment Agreement is 10 years, but will extend for additional annual periods unless cancelled by either party with 180 days’ written notice.

Gas Gathering and Processing Agreement — On August 10, 2007, Quicksilver and two of KGS’ subsidiaries entered into the Fifth Amended and Restated Gas Gathering and Processing Agreement.  Under the Gas Gathering and Processing Agreement, Quicksilver has agreed, for an initial term of 10 years, to dedicate and deliver for processing all of the natural gas produced on properties operated by Quicksilver within the Quicksilver Counties. The dedication does not oblige Quicksilver to develop the reserves subject to the Gas Gathering and Processing Agreement.

Effective September 1, 2008, Quicksilver and KGS entered into the Sixth Amended and Restated Gas Gathering and Processing Agreement, which amended the previous agreement by specifying that Quicksilver has agreed to pay $0.4163 per MMBtu gathered and $0.5204 per MMBtu processed and a compression fee of up to $0.30 per MMBtu on the Cowtown System. The compression fee payable by Quicksilver at a gathering system delivery point shall never be less than KGS’ actual cost to perform such compression service. Quicksilver may also pay KGS a treating fee based on carbon dioxide content at the pipeline entry point. The rates above are each subject to an annual inflationary escalation.

If KGS determines that the gathering or processing of Quicksilver’s production becomes uneconomical, KGS may cease gathering and processing Quicksilver’s production as long as the uneconomical conditions exist. If KGS is unable to provide either gathering or processing services, Quicksilver may use other providers. If KGS is unable to provide either gathering or processing services for a period of 60 consecutive days, for reasons other than force majeure, causing Quicksilver’s wells to be shut-in (in the case of gathering) or resulting in Quicksilver’s inability to by-pass the Cowtown Plant and deliver its natural gas production to an alternative pipeline (in the case of processing), Quicksilver has the right to terminate the Gas Gathering and Processing Agreement as it relates to the affected gas.

Absent written notice of termination, the Gas Gathering and Processing Agreement is automatically renewed for one year periods. In addition, if the Gas Gathering and Processing Agreement, or performance under this agreement, becomes subject to FERC jurisdiction, the agreement would be terminated unless both parties agree to continue the agreement.

During the second quarter of 2008, KGS agreed to purchase land and a warehouse located in Hood County, Texas, from Quicksilver for a purchase price of $0.3 million and the reimbursement to Quicksilver of $0.6 million of costs. KGS also obtained additional easement rights for a total cost of $0.2 million from an affiliate of an entity that beneficially owns a small portion of KGS’ outstanding units.

Centralized cash management — Revenues settled and expenses paid on behalf of KGS are settled in cash on a monthly basis utilizing KGS bank accounts. As of December 31, 2008 revenues settled with Quicksilver and other customers, net of expenses paid by Quicksilver on behalf of KGS, are reflected as a receivable from or a payable to Quicksilver on the consolidated balance sheets and as a reduction of net cash provided by or used by operating activities on the consolidated statements of cash flows.

Distributions — KGS, via QGSGP, paid distributions to Quicksilver of $23.3 million during 2008.

Services to affiliates — KGS routinely conducts business with Quicksilver and its affiliates. The related transactions result primarily from fee-based arrangements for gathering and processing of natural gas. Fees were determined based on fees to third parties and reflect the cost of providing such services. Quicksilver has engaged us to operate midstream assets owned by it for a monthly fee of $75,000.

Allocation of costs — The individuals supporting KGS’ operations are employees of Quicksilver. KGS’ consolidated financial statements include costs allocated to KGS by Quicksilver for centralized general and administrative services performed by Quicksilver, as well as depreciation of assets utilized by Quicksilver’s centralized general and administrative functions. Costs allocated to KGS are based on identification of Quicksilver’s resources which directly benefit KGS and its estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable.

11. PARTNERS’ CAPITAL AND DISTRIBUTIONS

General. The KGS Partnership Agreement requires that KGS distribute all of its Available Cash (discussed below) to unitholders within 45 days after the end of each calendar quarter.  All distributions paid by KGS to QGSGP are distributed to QGSGP’s owners.

Available Cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter plus additional cash on hand on the date of determination of Available Cash for the quarter resulting from working capital borrowings made subsequent to the end of the quarter less the amount of cash reserves established by the general partner to:

•	provide for the proper conduct of KGS’ business;

•	comply with applicable law, any of KGS’ debt instruments or other agreements; or

•	provide funds for distributions to partners for the succeeding four quarters.

The following table presents cash distributions for 2008:

Payment Date	Attributable to the quarter ended	Per Unit Distribution (1)	Total Cash Distribution
			(in millions)
Pending Distributions (2)
February 13, 2009 (3)	December 31, 2008	$0.370	$9.1
Completed Distributions
November 14, 2008 (4)	September 30, 2008	$0.350	$8.5
August 14, 2008 (4)	June 30, 2008	$0.350	$8.5
May 15, 2008	March 31, 2008	$0.315	$7.6
February 14, 2008	December 31, 2007	$0.300	$7.3

(1)	Represents common and subordinated unitholders

(2)	Distributions are recognized as a reduction to partners’ capital upon payment

(3)	Total cash distribution includes an Incentive Distribution Rights amount of approximately $90,000 to the QGSGP

(4)	Total cash distribution includes an Incentive Distribution Rights amount of approximately $20,000 per quarter to QGSGP

General Partner Interest and Incentive Distribution Rights. QGSGP is entitled to its pro rata portion of all KGS’ quarterly distributions. QGSGP has the right, but not the obligation, to contribute a proportionate amount of capital to maintain its initial 2% interest. QGSGP’s initial 2% interest will be reduced if KGS issues additional units in the future and we do not contribute a proportionate amount of capital to maintain a 2% ownership level. The incentive distribution rights held by us entitle us to receive increasing percentages, up to a maximum of 48%, of distributions from operating surplus in excess of pre-defined distribution targets.

Subordinated Units. Quicksilver holds all of the subordinated units, which are limited partner interests. The Partnership Agreement provides that, during the subordination period, the common units have the right to receive quarterly distributions of $0.30 per unit plus any arrearages from prior quarters before any distributions from operating surplus may be made to the subordinated unit holders. Furthermore, no arrearages will be paid on subordinated units. The practical effect of the subordinated units is to create a higher likelihood of distribution to the common unit holders during the subordination period. The subordination period will end, and the subordinated units will convert to an equal number of common units, when KGS has earned and paid at least $0.30 per quarter on each common unit, subordinated unit and general partner unit for any three consecutive years, which we expect will occur in February 2011. The subordination period will also terminate automatically if the general partner is removed without cause and the units held by the general partner and its affiliates are not cast in favor of removal. Once the subordination period ends, the common units will no longer be entitled to arrearages.

Distributions of Available Cash to Unitholders. During the subordination period and assuming the absence of arrearages and the distributions of at least $0.30 distributed per unit per quarter:

•
quarterly distributions of Available Cash of up to $.0345 per unit are first allocable to the common unit holders and to general partner at their pro rata ownership percentages and then to subordinated unit holders in their pro rata ownership percentage.

•
quarterly distributions of Available Cash in excess of $.0345 per unit are allocable in the same fashion as lesser distributions, except that the general partner is entitled to increasing percentages of the distribution pursuant to the incentive distribution rights.

After the subordination period and given the same assumptions, the quarterly distributions are identical to the distributions during the subordination period, except that the previously subordinated units would have converted into common units and be entitled to the same priority as other common unitholders.